Exhibit 4.33

Execution Version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of March 30, 2017, is entered into by and among Tongfang Investment Fund Series SPC, a company organized under the laws of the Cayman Islands (the “Purchaser”), Xinjiang NQ Mobile Venture Capital Investment, Co., Ltd. , a company incorporated under the laws of the PRC (the “Selling Shareholder”) and NQ Mobile Inc., an exempted company incorporated under the laws of the Cayman Islands (“NQ”).

RECITALS

WHEREAS, NQ holds 100% equity interests in NQ International Limited, a Hong Kong company, which in turn holds 100% equity interests in NQ Mobile (Beijing) Co., Ltd. , a company organized under the laws of the PRC. NQ Mobile (Beijing) Co., Ltd. controls Beijing NQ Technology Co., Ltd. through a series of contractual arrangements (such arrangements is referred to as “NQ Control Documents” in this Agreement), and Beijing NQ Technology Co., Ltd. holds 100% equity interests in the Selling Shareholder.

WHEREAS, the Selling Shareholder desires to sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Selling Shareholder, upon the terms and conditions set forth in this Agreement, the Sale Shares (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Selling Shareholder and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person;

“Agreement” has the meaning set forth in the Preamble;

“AIC” means the Administration for Industry and Commerce of the PRC;

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2;

“Beijing Showself SPA” means the share purchase agreement dated the date of this agreement entered into by and among Tongfang Investment Fund Series SPC, Beijing NQ Technology Co., Ltd. and NQ Mobile Inc. in relation to the sale and purchase of 65% equity interest in Beijing Showself Technology Co., Ltd ;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing or Hong Kong;

“Company” means FL Mobile Jiutian Technology, Co., Ltd. , a company incorporated under the laws of the PRC;

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted;

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding;

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“Control Documents” means collectively the NQ Control Documents, Dr. Shi Control Documents and Xinjiang Yinghe Control Documents;

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of preemption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind;

“Dr. Shi” means Dr. Vincent Wenyong Shi, the holder of PRC passport #G21057393;

“Dr. Shi Control Documents” means collectively (i) the Exclusive Option Agreement by and among the Company, the Selling Shareholder and Dr. Shi dated November 22, 2016, and (ii) the Share Pledge Agreement by and among the Company, the Selling Shareholder and Dr. Shi dated November 22, 2016;

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange;

“ICC Rules” has the meaning set forth in Section 9.5;

“Judgment” has the meaning set forth in Section 3.5;

“knowledge” means, with respect to any natural person, the actual knowledge of such natural person after due inquiry, and with respect to any party (other than a natural person), the actual knowledge of such party’s executive officers (as defined in Rule 405 under the Securities Act) after due inquiry;

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Company, the applicable Selling Shareholder or the Purchaser, as the case may be;

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the authority or ability of the Selling Shareholder to perform their respective obligations under this Agreement; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any effect to the extent resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement, (ii) any effect to the extent resulting from changes after the date of this Agreement affecting the industry in which the Company or its Subsidiaries operate, (iii) any effect to the extent resulting from changes after the date of this Agreement affecting general worldwide economic or capital market conditions, provided that any such changes in (ii) and (iii) do not disproportionately affect the Company or its Subsidiaries in any material respect relative to other similarly situated participants in the industry in which they operate, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event occurring after the date of this Agreement, (v) any failure to meet any internal or public projections, forecasts, or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts, or guidance as set forth in (v) are not exceptions to a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred or is continuing, or (vi) any change in the Company’s stock price or trading volume, in and of itself, provided that the underlying causes that lead to any change in the Company’s stock price or trading volume as set forth in (vi) are not exceptions to a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred or is continuing;

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company in effect from time to time;

“Permits” means all permits, licenses, authorizations, consents, orders and approvals;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“PRC” means the People’s Republic of China;

“Proceedings” has the meaning set forth in Section 3.5;

“Purchase Price” has the meaning set forth in Section 2.1;

“Purchaser” has the meaning set forth in the preamble;

“Purchaser Payment Date” means the date when the Purchaser completes all its payment obligations under Section 2.3(a);

“Representatives” means, with respect to any Person, as applicable, such Person’s Affiliates and the members, partners (general and limited), directors, officers, employees, consultants, accountants, legal counsel, financial advisors, agents and other representatives of such Person or its Affiliates;

“Sale Shares” means an aggregate of 63% equity interest in the Company;

“SEC Filings” means all reports, schedules, forms, statements and other documents required filed or furnished by NQ with the U.S. Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (including all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein);

“Selling Shareholder” has the meaning set forth in the Preamble;

“Selling Shareholder Delivery Date” means the date when the Selling Shareholder completes all its delivery obligations under Section 2.3(b);

“Shares” means ordinary shares in the share capital of the Company;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person;

“Tax” means any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education tax), property (including urban real estate tax and land use taxes), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes of any kind whatsoever, and all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any of the foregoing tax items;

“Xinjiang Yinghe” means Xinjiang Yinghe Equity Investment Management Limited Partnership , a limited partnership organized under the laws of the PRC;

“Xinjiang Yinghe Control Documents” means collectively (i) the Exclusive Option Agreement by and among the Company, the Selling Shareholder and Xinjiang Yinghe dated November 22, 2016, and (ii) the Share Pledge Agreement by and among the Company, the Selling Shareholder and Xinjiang Yinghe dated November 22, 2016.

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) references to a Person are also to its successors and permitted assigns;

(g) the use of the term “or” is not intended to be exclusive;

(h) the word “including”, when used in this Agreement, shall be deemed to mean “including but not limited to”;

(i) the use of the terms “it” or “its” where referring to a Selling Shareholder shall be deemed to mean “he,” “she,” “his,” or “hers,” as applicable;

(j) all references to “RMB” are to the legal currency of the People’s Republic of China, all references to “US$” or “USD” are to the legal currency of the United States and all references to “HK$” or “HKD” are to the legal currency of the Hong Kong Special Administration Region of the People’s Republic of China.

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.1 Purchase and Sale of Sale Shares. Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase, and the Selling Shareholder hereby agrees to sell and deliver to the Purchaser 63% equity interest in the Company for the aggregate consideration of RMB2,520 million (the “Purchase Price”).

Section 2.2 Earnest Money. The Purchaser shall pay RMB114 million as the earnest money (the “Earnest Money”) to a bank account designated in writing by the Selling Shareholder (the “Selling Shareholder’s Bank Account”) upon the signing of this Agreement. All parties agree and acknowledge that (a) in the event the Purchaser does not pay the first installment of Purchase Price pursuant to Section 2.3(a)(i), the Earnest Money is not refundable, and (b) in the event the Purchaser pays the first installment of Purchase Price pursuant to Section 2.3(a)(i), the Earnest Money shall be counted towards such payment.

Section 2.3 Payment and Delivery.

(a) The Purchaser shall

(i) pay (A) HKD equivalent of RMB645 million to the Selling Shareholder’s Bank Account within fifteen Business Days after the date hereof, with the exchange rate being determined based on the middle price between RMB and HKD as announced by the People’s Bank of China on the last Business Day immediately prior to the date of such payment; or (B) RMB645 million to the Selling Shareholder’s Bank Account within ten Business Days after the expiration of the 15-Business-Day period provided in the preceding sentence, only in the event that the Purchaser does not obtain approval from relevant Governmental Authorities to exchange its funds from RMB to HKD within such 15-Business-Day period;

(ii) pay RMB 1,875 million to the Selling Shareholder’s Bank Account on or prior to May 31, 2017.

(b) Subject to the simultaneous delivery of the relevant sale shares under the Beijing Showself SPA, the Selling Shareholder shall

(i) transfer or cause its nominee shareholders (including Xinjiang Yinghe and Dr. Shi) to transfer the Sale Shares to the Purchaser in the form substantially the same as set out in Exhibit A hereto;

(ii) deliver or cause its nominee shareholders (including Xinjiang Yinghe and Dr. Shi) to deliver, necessary documents to be submitted to AIC to evidence the transfer of the Sale Shares, including (i) shareholders resolutions of the Company and (ii) charter document of the Company effective upon the transfer of the Sale Shares;

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Selling Shareholder and NQ that:

Section 3.1 Organization. The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

Section 3.2 Authorization; Enforcement; Validity. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action by the Purchaser, and no other filing, consent or authorization on the part of the Purchaser is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or will be duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the Selling Shareholder, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.3 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational or constitutional documents of the Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, or (c) result in a violation of any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except in the case of clauses (b) and (c) above, for such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.4 Consents. In connection with the entering into and performance of this Agreement, subject to the accuracy of the warranties of the Warrantors in Section 4.5, the Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any Contract to which the Purchaser is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, except, in each case, for such consents, authorizations, orders, filings or registrations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.5 Litigation. There are no pending or, to the Purchaser’s knowledge, threatened, legal, administrative, arbitral or other claims, suits, actions or proceedings or governmental or regulatory investigations (“Proceedings”) of any nature against the Purchaser or any of its Subsidiaries or any director or officer of the Purchaser or any of its Subsidiaries (in their capacity as directors and officers of the Purchaser or any of its Subsidiaries), which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Purchaser’s ability to perform its obligations hereunder, or any Proceedings that seek to restrain or enjoin the consummation of the transaction contemplated by this Agreement. There is no judgment, order, injunction or decree (“Judgment”) outstanding against the Purchaser, any of its equity interests, material properties or assets, or any of its directors and officers (in their capacity as directors and officers), except for any Judgment which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.6 Sufficient Funds. The Purchaser shall have sufficient funds on hand to pay in full the Purchase Price.

Section 3.7 Brokers and Finders. Neither the Purchaser nor any of its Representatives is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Selling Shareholder or the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by this Agreement.

Section 3.8 Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Sale Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Sale Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Sale Shares in violation of any applicable state securities Laws.

(iii) Information. The Purchaser has been furnished access to all materials and information such Purchaser has requested relating to the Company and other due diligence documents in order to evaluate the transactions contemplated by this Agreement. The Purchaser has consulted to the extent deemed appropriate by such Purchaser with such Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Sale Shares and on that basis believes that an investment in the Sale Shares is suitable and appropriate for such Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

The Selling Shareholder and NQ (each a “Warrantor” and together, the “Warrantors”), jointly and severally, represent and warrant to the Purchaser that:

Section 4.1 Organization. Each of the Warrantors is duly incorporated, validly existing and in good standing (or equivalent status in relevant jurisdictions) under the Laws of its incorporation or establishment and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2 Authorization; Enforcement; Validity. Each of the Warrantors has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action by the Warrantors, and no other filing, consent or authorization on the part of the Warrantors is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement will be duly executed and delivered by the Warrantors, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Warrantors, enforceable against the Warrantors in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Title. The Selling Shareholder is the record owner of 45.34% equity interests of the Company and has the power to direct the disposition of 12% equity interests of the Company currently held on record by Xinjiang Yinghe and 5.66% equity interests of the Company currently held by Dr. Shi. The delivery of the Sale Shares pursuant to Section 2.3(b) will transfer to the Purchaser good and valid title to the Sale Shares, free and clear of all Encumbrances and restrictions on transfer (except for Encumbrances and restrictions on transfer created or imposed by this Agreement and any restrictions on transfer under applicable securities Laws), and the Sale Shares shall be fully paid upon such transfer, with the Purchaser being entitled to all rights accorded to a holder of the Sale Shares.

Section 4.4 No Conflicts. The execution, delivery and performance by the Warrantors of this Agreement and the consummation by the Warrantors of the transactions contemplated hereby will not (a) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which any Warrantor is a party, or (b) result in a violation of any Law applicable to the Warrantors or by which any property or asset of the Warrantors is bound or affected, except in the case of clauses (a) and (b) above, for such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Warrantors to perform their obligations hereunder.

Section 4.5 Consents. In connection with the entering into and performance of this Agreement, subject to the accuracy of the warranties of the Purchaser in Section 3.4, the Warrantors are not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any Contract to which any Warrantor is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained and except, in each case, for such consents, authorizations, orders, filings or registrations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Warrantors to perform their obligations hereunder.

Section 4.6 Judgement. There is no Judgment outstanding against the Warrantors, the Sale Shares or any of its material properties or assets, except for any Judgment which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Warrantors’ ability to perform their obligations hereunder.

Section 4.7 No Dispute on Control Documents. To the knowledge of the Warrantors, there is no pending or threatened claim, action, suit, proceeding, arbitration or complaint with respect to the validity of the Control Documents.

Section 4.8 Financial Statements. The Company has delivered to the Purchaser its audited financial statements as of December 31, 2015, and for the fiscal year ended December 31, 2015 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2016 and for the fiscal year ended December 31, 2016 (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2016; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect on the Company.

Section 4.9 Disclosure. No representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Section 4.10 No Indebtedness to NQ. As of the date of this Agreement, the Company is not indebted, directly or indirectly, to NQ or its Controlled Affiliates .

Section 4.11 Tax Returns and Payments. Except as disclosed in the SEC Filings, there are no taxes due and payable by the Company which have not been timely paid. To the best knowledge of the Company, there are no accrued and unpaid taxes of the Company which are due, whether or not assessed or disputed. The Company has duly and timely filed all tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

Section 4.12 Compliance with Laws. Except as disclosed in the SEC Filings, the business of the Company and its subsidiaries has, since December, 2012, been and is being conducted in compliance will all laws and governmental orders applicable to the Company and its subsidiaries, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Since December, 2012, neither the Company nor any of its subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any governmental authority regarding any actual or potential noncompliance with any law by the Company or any of its subsidiaries, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.13 Permits and Licenses. Except as disclosed in the SEC Filings, the Company and its subsidiaries hold all permits, licenses, approvals, authorizations, consents and orders issued or granted by or filed or made with any governmental authority (collectively “Permits”) that are required in order to carry on their business as presently conducted, except where the failure to have such Permits would not have a Material Adverse Effect.

Section 4.14 Intellectual Properties. The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold by the Company violates or will violate any license or infringes or will infringe any intellectual property rights held by any other person.

Section 4.15 Brokers and Finders. Neither the Warrantors nor any of their Representatives is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Warrantors or the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by this Agreement.

ARTICLE V

AGREEMENTS OF THE PARTIES

Section 5.1 Further Assurances. Each of the Selling Shareholder and the Purchaser shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement. During the period from the date of this Agreement through the Purchaser Payment Date, except as required by applicable Law or with the prior written consent of the other parties hereto, no party will take any action which, or fail to take any action the failure of which to be taken, would, or would reasonably be expected to (a) result in any of the representations and warranties set forth in Article III or Article IV on the part of the party taking or failing to take such action being or becoming untrue in any respect, (b) result in any conditions set forth in Article VI or Article VII not to be satisfied, or (c) result in any material violation of any provision of this Agreement. After the Purchaser Payment Date, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

Section 5.2 Expenses. Except as otherwise provided in this Agreement, each party shall bear and pay its own costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.

Section 5.3 Public Disclosure. Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transaction contemplated hereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or any listing agreement with or requirement of the New York Stock Exchange, or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the New York Stock Exchange, or any other applicable securities exchange and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements, provide the other parties with a reasonable opportunity to review and comment upon such disclosure, and consider in good faith any comments by the other parties with respect to such disclosure, in each case, prior to such disclosure being made.

Section 5.4 Taxes. The Purchaser shall have no liability for, and no obligation to bear or pay any Tax of any nature that is required under applicable Laws to be paid by the Selling Shareholder arising out of the transactions contemplated by this Agreement. The Selling Shareholder agrees to comply with all applicable Tax Laws (including but not limited to duly filing all required Tax reports/returns) and shall bear and timely pay any and all Tax of any nature that is required under applicable Laws to be paid by such Selling Shareholder arising out of the transaction contemplated by this Agreement.

Section 5.5 Holding Entities for Future VIE Structure. After receiving the payment of the first installment of Purchase Price pursuant to Section 2.3(a)(i), NQ shall transfer the 100% equity interests in FL Mobile Inc. to the Purchaser for US$1.

Section 5.6 Conduct of Business. Except with the prior written consent of the Purchaser, the Selling Shareholder undertakes to procure that prior to the delivery of the Sale Shares under Section 2.3(b) (or the termination of this Agreement pursuant to Article VIII) (whichever is the earlier)), the Company will not do anything outside its ordinary course of business.

Section 5.7 Subscription of NQ Mobile Inc.’s Securities. Within three months after the date of the payment of last installment of Purchase Price by the Purchaser pursuant to Section 2.3(a)(ii), at the election of the Purchaser and upon the written notice from the Purchaser, NQ and the Purchaser shall enter into a share subscription agreement in the form substantially the same as Exhibit B attached hereto, for the Purchaser to subscribe for NQ Mobile Inc.’s Class A common shares, par value US$0.0001 per share, at the purchase price of US$1.05 per share for an aggregate consideration of US$100 million.

ARTICLE VI

CONDITIONS TO THE SELLING SHAREHOLDER’S OBLIGATION TO SELL

The obligation of the Selling Shareholder hereunder to deliver documents set out in Section 2.3(b) is subject to the satisfaction or waiver by the Selling Shareholder of each of the following conditions:

Section 6.1 Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in Article III hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Selling Shareholder Delivery Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Purchaser in Sections 3.1, 3.2 and 3.7 shall be true and correct in all respects as of the date of this Agreement and as of the Selling Shareholder Delivery Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date); and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Selling Shareholder Delivery Date.

Section 6.2 No Stop Order. No stop order suspending the qualification or exemption from qualification of the Sale Shares in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 6.3 No Action. No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated this Agreement, nor any Proceeding challenging this Agreement or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the delivery of the Sale Shares or the payment of the Purchase Price, shall have been instituted or be pending before any Governmental Authority.

Section 6.4 Payment of First Installment. The Purchaser shall have paid the first installment of the Purchase Price pursuant to Section 2.3(a)(i).

Section 6.5 Beijing Showself SPA. The conditions to the sale and purchase of the relevant sale shares under the Beijing Showself SPA shall have been satisfied and/or waived (as the case may be) (save for the relevant conditions requiring this Agreement to become unconditional).

ARTICLE VII

CONDITIONS TO THE PURCHASER’S OBLIGATION TO PURCHASE

The obligation of the Purchaser hereunder to pay the last installment of Purchase Price pursuant to Section 2.3(a)(ii) is subject to the satisfaction or waiver by the Purchaser of each of the following conditions:

Section 7.1 Representations and Warranties; Covenants. The representations and warranties of the Selling Shareholder contained in Article IV hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Purchaser Payment Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Selling Shareholder in this Agreement under Sections 4.1, 4.2 and 4.3 shall be true and correct in all respects as of the date of this Agreement and as of the Purchaser Payment Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date), and the Selling Shareholder shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Selling Shareholder at or prior to the Purchaser Payment Date.

Section 7.2 No Stop Order. No stop order suspending the qualification or exemption from qualification of the Sale Shares in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 7.3 No Action. No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement, nor any Proceeding challenging this Agreement or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or delay the delivery of the Sale Shares or the payment of the Purchase Price, shall have been instituted or be pending before any Governmental Authority.

Section 7.4 No Material Adverse Effect. From and after the date hereof, there shall not have occurred and be continuing a Material Adverse Effect.

Section 7.5 Completion of AIC Registration. The registration at local AIC to evidence the Purchaser as the record owner of 63% equity interests of the Company shall have been completed.

Section 7.6 Beijing Showself SPA The conditions to the sale and purchase of the relevant sale shares under the Beijing Showself SPA shall have been satisfied and/or waived (as the case may be) (save for the relevant conditions requiring this Agreement to become unconditional).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Subject to Section 8.2 below, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Purchaser Payment Date:

(a) by unanimous written agreement of the Selling Shareholder and the Purchaser;

(b) by the Selling Shareholder or the Purchaser if any Law, or any final, non-appealable injunction or order shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of prohibiting the sale of the Sale Shares by such Selling Shareholder;

(c) by the Purchaser if there has been a breach of any representation or warranty by the Selling Shareholder under this Agreement or any breach of any covenant or agreement by the Selling Shareholder under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 7.1, and such breach is not cured within ten (10) Business Days of receipt of written notice thereof from the Purchaser;

(d) by the Selling Shareholder if there has been a material breach of any representation or warranty by the Purchaser under this Agreement or any material breach of any covenant or agreement by the Purchaser under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 6.1, and such breach is not cured within ten (10) Business Days of receipt of written notice thereof from the Selling Shareholder;

(e) by the Selling Shareholder, upon written notice to the Purchaser, if the Purchaser has not paid its first installment of Purchase Price pursuant to Section 2.3(a)(i) within 25 Business Days of the date hereof;

(f) by the Selling Shareholder, upon written notice to the Purchaser, if the Purchaser has not paid its last installment of Purchase Price pursuant to Section 2.3(a)(ii) on or prior to May 31, 2017, provided, however, that the right to terminate this Agreement under this paragraph (f) shall not be available to the Selling Shareholder if its failure to fulfill any obligation under this Agreement is the principal cause of, or result in, the failure of conditions set forth in Article VII to be satisfied; or

(g) by the Purchaser, upon written notice to the Selling Shareholder, if the Selling Shareholder has not delivered the Sale Shares pursuant to Section 2.3(b) within ten Business Days after all conditions set forth in Article VI have been satisfied or waived, provided, however, that the right to terminate this Agreement under this paragraph (g) shall not be available to the Purchaser if its failure to fulfill any obligation under this Agreement is the principal cause of, or result in, the failure of conditions set forth in Article VI to be satisfied.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 above, written notice thereof shall be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto; provided that (a) in the event that this Agreement is terminated pursuant to Section 8.1(e), the Selling Shareholder has the right to retain the Earnest Money and the Purchaser waives any rights or claims to recover such Earnest Money; (b) nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred before such termination and (c) the provisions of this Article VIII, Article IX, Section 5.2 and Section 5.3 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Survival. Other than the representations and warranties set forth in Sections 4.1, 4.2 and 4.3, which shall survive the Closing indefinitely, the representations and warranties of the parties set forth in Articles III and IV of this Agreement shall survive the execution and delivery of this Agreement and the Closing until the date that is twelve (12) months after the Closing. All of the covenants or other agreements of the parties contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.

Section 9.2 Special Indemnity for Taxes on Share Transfer. Each of the Warrantors hereby agrees to jointly and severally indemnify and hold harmless the Purchaser and its employees, Affiliates, agents and assigns (each a “Purchaser Indemnified Party”) from and against any and all losses suffered, incurred or sustained by the Purchaser Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any Tax obligations of the Company or the Purchaser arising from historical direct transfer of equity interests of the Company or termination and amendment of contractual arrangements related to the Company occurring after NQ acquired the complete beneficial ownerships of the Company in December 2012 and before the date of this Agreement.

Section 9.3 Confidentiality. Each party shall keep in confidence, and shall not use or disclose, any non-public information disclosed to it or its Affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby, except as required under the securities Laws or pursuant to an effective government order. NQ further undertakes to keep in confidence all trade secretes it obtained through the management of the Company.

Section 9.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

Section 9.5 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the rules (the “ICC Rules”) of the International Chamber of Commerce in force at the time of commencement of the arbitration.

(a) The arbitral tribunal shall consist of three arbitrators. The arbitrators shall be appointed in accordance with the ICC Rules.

(b) The language to be used in the arbitration proceedings shall be English.

(c) Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

(d) The parties hereto expressly consent to the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in this Agreement In addition, the parties hereto expressly agree that any disputes arising out of or in connection with this Agreement concern the same transaction.

(e) In the event a dispute is referred to arbitration hereunder, the parties hereto shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(f) It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 9.6 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 9.7 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 9.8 Entire Agreement. This Agreement, together with all the schedules and exhibits hereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding between the Selling Shareholder, on the one hand, and the Purchaser, on the other hand, with respect to the subject matter hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Selling Shareholder, on the one hand, and the Purchaser, on the other hand, respecting the subject matter hereof and thereof.

Section 9.9 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser, at:	c/o Unit 3214, 32/F, COSCO Tower
Grand Millennium Plaza
183 Queen’s Road Central
Hong Kong
Attn: Daniel Li

If to the Selling Shareholder, at:	NQ Mobile Inc.
No. 4 Building, 11 Heping Li East Street
Dongcheng District, Beijing 100013
The People’s Republic of China
Attn: Chief Operating Officer

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.9 by giving the other parties written notice of the new address in the manner set forth above.

Section 9.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Indemnitees) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign any of its rights, interests, or obligations hereunder to an Affiliate of the Purchaser who expressly agrees in writing to be bound by the terms hereof without the prior written consent of the Selling Shareholder.

Section 9.12 Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.13 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.14 Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 9.15 Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 9.15 shall be binding upon the Selling Shareholder and the Purchaser and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

NQ MOBILE INC.

By:	/s/ Vincent Wenyong Shi
	Name:	Vincent Wenyong Shi
Title:

XINJIANG NQ MOBILE VENTURE CAPITAL INVESTMENT, CO., LTD.

By:	/s/ Xu Zemin
	Name:	Xu Zemin
Title:

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

TONGFANG INVESTMENT FUND SERIES SPC

By:	/s/ Lipak Wang Daniel
	Name:	Lipak Wang Daniel
	Title:	Diretor

[Signature Page to Share Purchase Agreement]

Exhibit A

Form of Share Transfer Agreement

According to the resolution of FL Mobile Jiutian Technology Co., Ltd, Xinjiang NQ Mobile Venture Capital Investment, Co., Ltd. and [●] have reached a transfer agreement as follows:

1.	Xinjiang NQ Mobile Venture Capital Investment, Co., Ltd. is willing to transfer its [●] Yuan monetary contribution of FL Mobile Jiutian Technology Co., Ltd to [●].

2.	[●] is willing to accept the [●] Yuan monetary contribution of NQ Mobile Venture Capital Investment, Co., Ltd. in FL Mobile Jiutian Technology Co., Ltd.

3.	The transfer is formally made on the date of [●], since when the transfer of the transferred contribution of capital no longer enjoys the rights and undertakes the obligations of the shareholder, and the transferee enjoys the rights and undertakes the obligations of the shareholder to the extent of its capital contribution.

This agreement shall enter into force upon signature by both parties.

(There is no content in the following)

Exhibit A to Share Purchase Agreement

(This page is the signature page of the Share Transfer Agreement)

Transferor:	[Xinjiang NQ Mobile Venture Capital Investment, Co., Ltd.]
stamp:

Transferee:	[●]
signature:

Exhibit A to Share Purchase Agreement

EXHIBIT B

Exhibit B

Share Subscription Agreement to Subscribe

US$100 million Common Shares in NQ Mobile Inc.

NQ MOBILE INC.

CLASS A COMMON SHARE PURCHASE AGREEMENT

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Section 5.13	Headings	9

Section 5.14	Execution in Counterparts	9

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CLASS A COMMON SHARE PURCHASE AGREEMENT

This purchase agreement (this “Agreement”) is made as of             , 2017 by and between:

(1)	NQ Mobile Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”); and

(2)	Tongfang Investment Fund Series SPC, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Purchaser”).

The Purchaser and the Company are each referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company proposes to issue and sell to the Purchaser 95,238,096 Class A common shares, par value US$0.0001 per share, (the “Class A Common Shares”) for the aggregate consideration of US$100 million pursuant to this Agreement;

WHEREAS, the Purchaser wishes to purchase the Class A Common Shares in a transaction exempt from registration pursuant to Regulation S of the U.S. Securities Act of 1933, as amended (“Regulation S” and the “Securities Act,” respectively); and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE X

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of the Class A Common Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser 95,238,096 Class A Common Shares at US$1.05 per share for the aggregate consideration of US$100 million (the “Purchased Price”) on the date hereof.

Section 1.2 Closing.

(a) Closing. The sale and purchase of the Class A Common Shares pursuant to Section 1.1 shall take place at the Hong Kong office of Skadden, Arps, Slate, Meagher & Flom LLP or at such other place as the Company and the Purchaser may mutually agree contemporaneoulsy upon the signing and delivery of this Agreement on the date hereof. .

(b) Payment and Delivery. At the Closing, the Purchaser shall pay and deliver the total Purchase Price to the Company in U.S. dollars by wire transfer of immediately available funds to such bank account designated in writing by the Company; and the Company shall deliver a certified true copy of the register of the members of the Company, evidencing the Class A Common Shares being issued to the Purchaser or an affiliate of the Purchaser designated by the Purchaser in writing.

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ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted. Each of the Significant Subsidiaries (as defined below) of the Company (1) has been duly incorporated, (2) is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, (3) has the corporate power and authority to own its property and to conduct its business as described its business as described in Publicly Available Information (as defined below), (4) is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification and (5) holds business licenses which are in full force and effect. “Significant Subsidiaries” refer to the Company’s subsidiaries and consolidated affiliated Chinese entities that are its “Significant Subsidiaries” as such term is defined under Rule 3-05 of Regulation S-X.

(b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company or its Significant Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Significant Subsidiaries are subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Significant Subsidiaries are a party or by which the Company or its Significant Subsidiaries are bound or to which any of the Company’s or its Significant Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Significant Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

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(e) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with their terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party.

(f) Capitalization. All outstanding share capital of the Company and of its Significant Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and conform to the description thereof contained in the Publicly Available Information (as defined below) in all material respects and are not subject to pre-emptive or similar rights. Except as described in the Publicly Available Information (as defined below), there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any Class A Common Shares or any other class of share capital of the Company or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any share capital of the Company; the share capital of the Company conforms in all material respects to the description thereof contained in the Publicly Available Information (as defined below).

(g) Compliance with Laws. The business of the Company or its Significant Subsidiaries is not being conducted in violation of any law or government order applicable to the Company except for violations which do not and would not have a Material Adverse Effect. As used herein. “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of operations, business, or operations of the Company and its Significant Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) the public disclosure of the transactions contemplated hereby in accordance with the terms of this Agreement, (y) changes in generally accepted accounting principles that are generally applicable to comparable companies, or (z) changes in general economic and market conditions; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement and to timely perform its material obligations under the Agreement.

(h) Publicly Available Information. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Publicly Available Information”). As of their respective filing or furnishing dates, the Publicly Available Information complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective Publicly Available Information, and, none of the Publicly Available Information, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in the Publicly Available Information, considered as a whole and as amended as of the date of this Agreement, do not as of the date hereof contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(i) Events Subsequent to Most Recent Fiscal Period. Since December 31, 2015 until the date hereof, there has not been any events that, to the Company knowledge, will have an Material Adverse Effect.

(j) Litigation. There are no actions by or against the Company or its Significant Subsidiaries or affecting the business or any of the assets of the Company or its Significant Subsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority, that would have a Material Adverse Effect.

(k) Investment Company. The Company is not and, after giving effect to the offering and sale of the Class A Common Shares and the application of the proceeds hereof thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(l) Reporting Issuer. The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the SEC on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof, as follows:

(a) Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

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(e) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party.

(f) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Class A Common Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Class A Common Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Class A Common Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Solicitation. The Purchaser did not contact the Company as a result of any general solicitation.

(iv) Restricted Securities. The Purchaser acknowledges that the Class A Common Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Class A Common Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(v) Information. The Purchaser has been furnished access to all materials and information such Purchaser has requested relating to the Company and its Significant Subsidiaries and other due diligence documents in order to evaluate the transactions contemplated by this Agreement. The Purchaser has consulted to the extent deemed appropriate by such Purchaser with such Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Class A Common Shares and on that basis believes that an investment in the Class A Common Shares is suitable and appropriate for such Purchaser.

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(vi) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vii) Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Class A Common Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser is acquiring the Class A Common Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

(viii) FINRA. The Purchaser does not, directly or indirectly, own more than five per cent of share capital (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.

ARTICLE XII

COVENANTS

Section 3.1 Purchaser Resale Restrictions. The Purchaser undertakes that it will comply with U.S. securities law for any resale or transfer of the Class A Common Shares. The Purchaser hereby agrees that, without the prior written consent of the Company, it will not during the period beginning on the date of this Agreement and continuing to and including 180 days after such date (the “Lock-up Period”): (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly relating to the Class A Common Shares or the Company’s American depositary shares or publicly disclose the intention to make any offer, sale, pledge or disposition, or (b) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Shares or the Company’s American depositary shares.

ARTICLE XIII

INDEMNIFICATION

Section 4.1 Indemnification. Each of the Company and the Purchaser (an “Indemnifying Party”) shall indemnify and hold each other and their directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

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Section 4.2 Cap. Notwithstanding the foregoing, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Purchase Price.

ARTICLE XIV

MISCELLANEOUS

Section 5.1 Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof.

Section 5.2 Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the internal laws of the State of New York. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 5.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 5.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 5.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party, except that the Purchaser may assign all or any part of its rights and obligations hereunder to any affiliate of Purchaser without the consent of the Company, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser, at:            c/o Unit 3214, 32/F, COSCO Tower

Grand Millennium Plaza, 183 Queen’s Road Central

Hong Kong

Attn: Daniel Li

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If to the Company, at:            NQ Mobile Inc.

No. 4 Building, 11 Heping Li East Street

Dongcheng District, Beijing 100013

The People’s Republic of China

Attn: Chief Operating Officer

Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 5.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 5.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.9 Fees and Expenses. Except as otherwise provided in this Agreement, the Company and the Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 5.10 Confidentiality. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby or required by law, stock exchange rule or similar requirement) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby. Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information.

Section 5.11 Press Release. Without limiting any other provision of this Agreement, the Company, to the extent permitted by applicable law, will consult with the Purchaser before issuance, and provide each other the opportunity to review and comment on any press release or public statement with respect to this Agreement, the transactions contemplated thereunder, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law, rules, regulations or any listing agreement with or requirement of the New York Stock Exchange or any other applicable securities exchange.

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Section 5.12 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.13 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.14 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

NQ Mobile Inc.

By:
Name:
Title:

Exhibit B to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Tongfang Investment Fund Series SPC

By:

Name:
Title:

Exhibit B to Share Purchase Agreement